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                                                                    EXHIBIT 10.2

             AMENDED AND RESTATED MANUFACTURING AND SUPPLY AGREEMENT

                             DPT LABORATORIES, LTD.

                                       AND

                              CONNETICS CORPORATION

      This Amended and Restated Manufacturing and Supply Agreement (the "Agreement") is made as of this 18th day of August, 2004 ("Effective Date"), by and between Connetics Corporation, a corporation organized under the laws of the State of Delaware, with its principal place of business at 3290 West Bayshore Road, Palo Alto, California 94303 ("Connetics") and DPT Laboratories, Ltd., a Texas Limited Partnership with a place of business at 307 East Josephine Street, San Antonio, Texas 78215 ("DPT"). Connetics and DPT are sometimes referred to in this Agreement individually as a "Party" and collectively as the "Parties."

                                   BACKGROUND

      A. Connetics owns certain patented technologies for the formulation and filling of aerosol pharmaceutical, over-the-counter and cosmetic products.

      B. DPT owns and has a broad spectrum of technologies for the development, formulation, testing, control, manufacture, filling and distribution of pharmaceutical, over-the-counter and cosmetic products.

      C. DPT and Connetics are parties to a Confidentiality and Material Transfer Agreement, dated April 12, 2001 (the "Confidentiality and Material Transfer Agreement").

      D. DPT and Connetics are parties to a Research & Development Services Agreement dated July 20, 2001 (the "Research & Development Agreement"), which relates to the development and supply of research products, and which anticipated a separate manufacturing agreement for the manufacture and supply of commercial Products.

      E. DPT and Connetics are parties to a Facilities Contribution Agreement dated November 1, 2001 (the "Facilities Agreement"), as amended August 18, 2004, which relates to Connetics contribution of capital to construct an aerosol filling/packaging operation on DPT's leased distribution facilities (the "Connetics' Lines"), and DPT's manufacture and filling of Connetics' aerosol products.

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      F.    DPT and Connetics are parties to a Quality and Technical Agreement, dated March 7, 2002 (the "Quality Agreement").

      G. DPT and Connetics previously entered into a Manufacturing and Supply Agreement dated March 12, 2002, which was amended by letter agreement on May 6, 2002 (the "Original Agreement"). The Parties desire to amend and restate the Original Agreement to encompass the matters set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants expressed below, the Parties agree as follows:

                                 1 - DEFINITIONS

ACT

      "Act" means the Federal Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder.

AQL

      "AQL" means Acceptable Quality Limits.

BULK PRODUCT

      "Bulk Product" means a drug product that has been manufactured but not filled or packaged into a final dosage presentation.

CGMPS

      "cGMPs" means the current Good Manufacturing Practices of the FDA, as set forth in Title 21 of the U.S. Code of Federal Regulations.

CONTRACT MINIMUMS

      "Contract Minimums" means the number of units per year of Connetics Product and/or Connetics licensed product, as further described in SECTION 3.1.

FDA

      "FDA" means the United States Food and Drug Administration, or any successor entity thereto.

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FORECASTED NEEDS

      "Forecasted Needs" means Connetics' estimate of Products to be ordered from DPT for each of the twelve (12) months following the month in which such estimate is provided.

LABEL, LABELED, OR LABELING

      "Label", "Labeled", or "Labeling" means all labels and other written, printed, or graphic matter upon: (i) Product or any container or wrapper utilized with Product or (ii) any written material accompanying Product.

MANUFACTURING FEE

      "Manufacturing Fee" means the fee paid by Connetics to DPT for services required to manufacture and package Products. The Manufacturing Fee is quoted in single final Product unit increments (i.e., by the bottle, can or tube). The Manufacturing Fee shall include services for incoming inspection of materials (including costs associated with establishing, testing and storing Raw Materials or Components), compounding of bulk, packaging Product, testing Product for release, making Product ready for shipment, and minimum product documentation (one copy of Certificate of Analysis, batch records). The Manufacturing Fee does not include, without limitation, any research & development support, package engineering studies, validation support, FDA audit support, extensive reporting requirements, or additional laboratory testing performed by an outside testing laboratory or testing beyond that required in the Specifications, warehousing or distribution of Product, any materials costs or costs associated with establishing or manufacturing new materials such as art charges, die costs, plate costs, or packaging equipment change parts.

MATERIALS FEE

      "Materials Fee" is quoted in single final Product unit increments and is defined as DPT's Standard Cost plus mark-up of 8% for administration and carrying costs. Materials Fee does not include, without limitation, costs associated with establishing, testing or manufacturing components or new materials such as reference standards, reagents, art charges, die costs, mold or tooling costs, plate costs, or packaging equipment change parts. These items will be invoiced to Connetics at DPT's cost net thirty (30) days and Connetics agrees to reimburse DPT for any such authorized expenditures made on Connetics' behalf.

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MATERIAL SAFETY DATA SHEET

      "Material Safety Data Sheet" ("MSDS") means written or printed material concerning a hazardous chemical which is prepared in accordance with the regulations promulgated by the Occupational Safety & Health
      Administration, or any successor entity thereto.

PCR

      "PCR" means Product Change Request.

PACKAGING

      "Packaging" means all primary containers, cartons, shipping cases, inserts or any other like material used in packaging, or accompanying, Product.

PRODUCT(s)

      "Product(s)" means product(s) listed in SCHEDULE A manufactured, packaged, labeled and/or finished by DPT pursuant to this Agreement.

QUALITY AGREEMENT

      "Quality Agreement" means the Quality and Technical Agreement between DPT and Connetics dated March 7, 2002, as it may be amended from time to time, a copy of which is attached as SCHEDULE B.

RAW MATERIALS AND/OR COMPONENTS

      "Raw Materials and/or Components" means any and all raw materials and components (such as chemicals, containers, closures, packaging, labeling, etc.) other than the Bulk Product needed by DPT to manufacture and supply Product to Connetics according to the terms and conditions of this Agreement.

REGULATORY FILINGS

      "Regulatory Filings" means new drug applications (including abbreviated or supplemental new drug applications) and other filings with the FDA or equivalent international agencies, requesting approval to market and sell Product.

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REJECTED PRODUCT

      "Rejected Product" shall have the meaning set forth in SECTION 3.7.

SPECIFICATIONS

      "Specifications" means the (1) raw material specifications (including chemical, micro, and packaging specifications); (2) sampling requirements (i.e., lab, chemical, and micro); (3) compounding module, including compounding process and major equipment; (4) intermediate specifications;
      (5) packaging module (including packaging procedures, torque and fill weights); and (6) finished Product specifications release criteria including DPT's AQL's. Specifications shall be established and/or amended from time to time upon the written agreement of both DPT and Connetics via a PCR in accordance with ARTICLE IX below.

STANDARD COST

      "Standard Cost" means the average actual cost to DPT of materials plus incoming freight plus yield loss adjustment.

TOTAL PRICE

      "Total Price" is the price per Unit of Product payable by Connetics pursuant to SECTION 3.10.

                         II - AEROSOL FILLING FACILITIES

2.1 AEROSOL FILLING FACILITIES

      Pursuant to the Facilities Agreement, DPT designed and built the Connetics' Lines, consisting of a production line and a laboratory line in San Antonio, Texas paid for by Connetics. During the first half of 2004, Connetics will contribute additional capital for Improvements and Additions to the Connetics' Lines, as those terms are defined in the Amendment to the Facilities Agreement.

2.2  LINE USE FEE

      (a) During the term of this Agreement (including any extensions), DPT shall pay Connetics a line use fee any time DPT uses the Connetics' Lines to manufacture any product for its affiliates or third parties.

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      (b)   The amount of the line use fee shall be calculated as follows (or in such different manner as the Parties may agree in the future):

            -    [**]

            The line use fee is due and payable to Connetics sixty (60) days after DPT first invoices the third party for manufacturing the product.

      (c) The line use fee payable pursuant to this SECTION 2.2 shall be over and above any royalty required to be paid to manufacture under Connetics' patents. It is understood that the manufacture of any product that infringes any Connetics patent will require payment of a patent royalty by DPT or the third party in an amount to be negotiated at the time.

                      III - PRODUCT MANUFACTURE AND SUPPLY

3.1  MANUFACTURE AND PURCHASE; MINIMUMS

      (a) Subject to the terms and conditions of this Agreement, DPT agrees that it will manufacture for and provide to Connetics the Products. Connetics shall pay DPT for Products as set forth in Sections 3.8 and 3.9. DPT shall manufacture Products in accordance with the Specifications and the Quality Agreement, and in sufficient quantity to meet Connetics Forecasted Needs for the length of this Agreement. The development of new product candidates will continue to be governed by the Research & Development Agreement.

      (b) Connetics shall be required to purchase a minimum number of units from DPT per year ("Contract Minimums"), according to the schedule set forth below. If Connetics does not purchase the minimum requirement during calendar year 2005, then at the end


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            of that 12-month period Connetics shall pay DPT an amount equal to
            [**]. If Connetics does not purchase the minimum requirement during any calendar year after 2005, then at the end of that 12-month period Connetics shall pay DPT an amount equal to [**].

      (c) The Contract Minimums for calendar year 2004 shall be [**] units. The Contract Minimums will increase to [**] units per calendar year for calendar year 2005. The Contract Minimums will increase to [**] units per year, beginning January 1, 2006 and remain at [**] units per calendar year for the remainder of the term of this Agreement. The Contract Minimums can be satisfied by the production of any combination of Products, or third party products that are licensed by Connetics [**].

3.2   SUPPLY OF MATERIALS

      (a) It shall be the obligation of DPT to obtain, supply and store all Raw Materials and Components for the manufacture of the Products. DPT shall use commercially reasonable efforts to obtain the best price for all Raw Materials and Components.

      (b) If for any reason Connetics undertakes to supply any Raw Materials or Components for manufacture of Products, the following requirements shall apply:

            i. Connetics shall notify DPT, in writing, specifying which materials or components it will supply.

            ii. Connetics shall provide DPT with said materials at Connetics' expense along with Certificates of Analysis and MSDS sheets relating to same, at a minimum of thirty (30) days prior to DPT's scheduled production of Product requiring said materials and in sufficient amounts for DPT's manufacture of Product but not to exceed quantities necessary to support three (3) months of the most recently supplied Forecasted Needs or the minimum order quantity whichever is greater. Connetics-supplied material in excess of these amounts shall be either subject to storage fees or returned to Connetics.

            iii. All Connetics supplied material shall be shipped to DPT freight prepaid. If Connetics ships or causes to ship such


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                  material freight collect, DPT shall invoice Connetics for the cost of the freight plus a reasonable administrative fee which invoice shall be paid promptly upon receipt.

            iv. DPT is hereby authorized by Connetics to return any portion of Connetics supplied material for which no future production is planned.

            v. Connetics shall be responsible for the quality of all Connetics-supplied materials.

            vi. Connetics shall be responsible for the payment of all personal property and other taxes incident to the storage of Connetics-owned material at DPT.

            vii. For each lot of materials supplied by Connetics, DPT shall perform the quality control and inspection tests as agreed to in the Specifications and pursuant to DPT's Standard Operating Procedures. DPT shall have the right to reject any pre-approved material which does not meet the Specifications in accordance with SECTION 2.3 below.

            viii. DPT warrants that it will maintain, for the benefit of
                  Connetics, complete and accurate records of the inventory of all such Connetics-supplied materials.

            ix. If requested by Connetics, DPT will provide to Connetics a monthly report of ending monthly inventory balance of each Connetics supplied/owned materials stored at DPT. This reporting will be supplied exclusively on DPT forms.

      (c) DPT shall be responsible for supply, at the expense of Connetics pursuant to subsection (d) below, of all other commodities necessary for the manufacture of Products.

      (d) Connetics shall provide DPT with Specifications (including art proofs) for packaging and labeling, and DPT shall purchase, at the expense of Connetics, packaging and labeling in accordance with the Specifications.

      (e) DPT shall invoice Connetics for all Raw Materials and Components supplied by DPT in connection with the Product into which the Raw Materials and Components were converted, as part of the Materials Fee, in accordance with the provisions of SECTION 3.8.

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3.3   MATERIALS TESTING

      All materials and packaging supplies shall, when received by DPT, be submitted to analysis and evaluation in accordance with DPT's SOP's and the Quality Agreement. The cost of all such analyses and evaluations shall be borne by DPT, except as otherwise provided in SECTION 3.2 of this Agreement.

3.4   MATERIAL SAFETY DATA SHEETS

      With respect to any Raw Materials and Components furnished by Connetics pursuant to SECTION 3.2(b), before DPT receives and tests such Connetics-supplied material, and as a condition precedent of any testing or formulation work by DPT pursuant to this Agreement, Connetics shall provide MSDS sheets to DPT. Any components or Products requiring disposal shall be presumed hazardous unless otherwise provided in the MSDS information provided.

3.5   DPT'S DUTIES

      (a) DPT shall maintain sufficient quantities of the Bulk Product and the Raw Materials and Components to manufacture the Product in accordance with the terms and conditions of this Agreement. DPT shall coordinate with Connetics before qualifying any alternate sources of Bulk Product or Raw Materials and Components. Any Bulk Product and Raw Materials and Components shall meet the applicable Specifications.

      (b) DPT shall assume all responsibility and risk for the safekeeping, storage and handling of all Bulk Product and Raw Materials and Components.

      (c) DPT, agrees, at its sole cost and expense, that it shall maintain any and all licenses, permits and consents (including without limitation, facility licenses and permits required by applicable laws) necessary and/or required for DPT to manufacture the Product and otherwise perform its obligations under this Agreement.

      (d) Each shipment of Product under this Agreement shall have been manufactured in accordance with cGMPs and the Specifications in a duly licensed facility and in accordance with the provisions of the Quality Agreement. DPT shall number each Product shipment with a vendor lot number that is traceable to Raw Materials and/or Components used to manufacture such Product.

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      (e)   When DPT uses the Connetics' Lines to manufacture any product for
            DPT's affiliates or a third party, whether such activities are engaged in before or after the effective date of this Agreement, or engaged in with or without Connetics' consent, DPT shall protect and keep confidential, pursuant to the provisions of the Confidentiality & Material Transfer Agreement, all of Connetics' know-how. Connetics' know-how pertaining to the Products includes but is not limited to:

            -     the manufacturing plan, process and/or instructions;

            -     the Specifications;

            -     testing procedures;

            - validation, verification, and/or certification protocols, including preliminary data and results;

            -     stability runs and/or testing;

                  excluding equipment qualifications, validations and/or verifications, however DPT agrees to redact any reference to Products contained in those materials before using them on behalf of or for any third party.

      (f) During the preparation, manufacture, and break down following the manufacturing process for the Products, DPT shall not permit any third party or unauthorized person to have access to the area in which such activities take place, without Connetics' prior written consent.

3.6   FAILURE TO SUPPLY

      DPT shall immediately notify Connetics if DPT is unable to fill any purchase order placed by Connetics pursuant to SECTION 3.8 for any reason, including without limitation force majeure and advise Connetics of the revised delivery date. Connetics shall then have the option of terminating any such purchase order without obligation of payment or of accepting the revised delivery date.

3.7   FORECASTS

      No later than six (6) months prior to production of a new Product added to this Agreement, Connetics agrees to notify DPT of its delivery requirements, including firm orders for same, for the initial three (3) months and shall provide its Forecasted Needs for the following twelve
      (12) months in order to ensure timely delivery of Product for initial sale and marketing.

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3.8   PURCHASE ORDERS

      (a) Connetics agrees to purchase from DPT all Products manufactured for Connetics by DPT in accordance with cGMP and Connetics' purchase orders or Forecasted Needs to the extent such Products meet the Specifications or exceptions approved by Connetics.

      (b) Products shall be ordered by Connetics by the issuance of separate, pre-numbered purchase orders in increments of full batch quantities.

      (c) No later than six (6) months prior to production of a new Product and thereafter at the end of each month, Connetics shall provide DPT with specific data as to its Forecasted Needs. It is understood and agreed that with respect to all Forecasted Needs issued to DPT by Connetics pursuant to the terms of this Agreement, the forecast for the first three (3) months thereof shall constitute a firm order for Products, regardless of whether or not Connetics issues actual purchase orders. DPT may produce Product up to thirty (30) days prior to the requested delivery date in order to accommodate fluctuations in production demands. The second three (3) months of the period addressed in all Forecasted Needs shall be utilized by DPT for purposes of material acquisition on behalf of Connetics and DPT production planning. DPT shall attempt to minimize the material inventory purchased on behalf of Connetics. Certain materials, however, may have long lead times and/or require a minimum order quantity. Therefore, DPT may order the [**] necessary to support up to six (6) months of Connetics' Forecasted Needs, or the applicable minimum order quantity, whichever is greater. Should Connetics subsequently reduce its Forecasted Needs, Connetics will be financially responsible for any material purchased by DPT on Connetics' behalf. DPT may require a deposit for such materials and such materials may also be subject to storage and inventory carrying cost fees.

      (d) Connetics shall provide at least one hundred twenty (120) days lead time prior to the requested delivery dates if the requirements for any new forecast exceed the most recent Forecasted Needs by more than one hundred twenty-five percent (125%).

3.9   REJECTED PRODUCTS

      (a) Connetics may reject any Product which fails to meet the Specifications ("Rejected Product"). Connetics shall, within twenty
            (20) days after its receipt of any shipment of Product and related

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            Certificate of Analysis of Product batch (as described in SECTION
            5.1 of this Agreement), notify DPT in writing of any claim relating to rejected Product batch and, failing such notification, shall be deemed to have accepted such Product batch. Such notice to DPT shall specify why the Product batch failed to perform to Specifications. Connetics shall grant to DPT the right to inspect or test said Product batch. All Products shall be submitted to inspection and evaluation in accordance with DPT's SOP's to determine whether or not said Products meet the Specifications.

      (b) As to any Rejected Product pursuant to SECTION 3.7(a) above (including phases of or complete batches of bulk product), DPT shall replace such Rejected Product (in an agreed upon batch order quantity, but in no event less than full batch increments) promptly after all materials are available to DPT for manufacture. If requested, DPT shall make arrangements with Connetics for the return or disposal of Rejected Product.

      (c) If a Rejected Product clearly results from DPT's equipment failure, damage from DPT's facilities, and/or DPT's misweighing of chemicals, DPT shall bear one hundred percent of all costs directly related to and invoiced by DPT for Rejected Product, including costs of destruction, but excluding the cost of any materials supplied by Connetics. Except as provided in the preceding sentence, for the initial three (3) batches and all validation batches of a Product produced by DPT, or in the event a Rejected Product is due to Connetics-supplied information, formulations or materials, Connetics shall bear one hundred percent (100%) of all costs directly related to and invoiced by DPT for Rejected Product including cost of destruction of the Rejected Product, which shall be conducted by Connetics in accordance with all applicable laws and regulations.

      (d) If a validated Product does not meet final Specifications and results in a Rejected Product, but such failure is not clearly due to either Connetics-supplied information or DPT's equipment failure, failure to follow written Specifications, damage from DPT's facilities and/or DPT's misweighing of chemicals, Connetics shall bear all Materials Fees with DPT bearing all Manufacturing Fees related to Rejected Product, and with destruction to be paid by the Connetics.

      (e) Destruction of Rejected Product shall be in accordance with all applicable laws and regulations and the Party conducting the destruction shall indemnify the other Party hereto for any liability, costs or expenses, including attorney's fees and court costs, relating to a failure to dispose of such Product in accordance with such laws and regulations. The Party conducting the destruction

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            shall also provide to the other Party hereto all manifests and other applicable evidence of proper destruction as may be requested by applicable law.

      (f) In the event of a conflict between the test results of DPT and the test results of Connetics with respect to any shipment of Product batch, a sample of such Product batch shall be submitted by DPT to an independent laboratory acceptable to both Parties for testing against the Specifications utilizing the methods set out in the Specifications. The fees and expenses of such laboratory testing shall be borne entirely by the Party against whom such laboratory's findings are made. If results from the independent laboratory are inconclusive, final resolution will be settled in accordance with
            SECTION 14.6 (b) below.

3.10  PRODUCT PRICE

      (a) Price for Connetics' Products. Connetics shall pay DPT for Products a price per Unit of Product equal to the Manufacturing Fee plus the Materials Fee. Any services related to services not included in the Manufacturing Fee, such as research & development support, package engineering studies, validation support, FDA audit support, extensive reporting requirements, or additional laboratory testing performed by an outside testing laboratory or testing beyond that required in the Specifications, shall be billed by the hour at DPT's then-prevailing R&D hourly rate in accordance with the Research & Development Agreement.

      (b) Manufacturing Fees. The initial Manufacturing Fees to be paid by Connetics to DPT are listed in SCHEDULE C. The Parties agree that the Manufacturing Fees set out in SCHEDULE C shall be re-negotiated, in good faith, at the beginning of each calendar year. If the Parties are unable to agree on a re-negotiated price at least thirty
            (30) days prior to the start of a new twelve (12) month period, then this Agreement, effective the first day of January of the new twelve
            (12) month period, shall continue in force with prices being adjusted to reflect the change in the Producer Price Index for the Pharmaceutical Sector ("PPI") during the preceding twelve (12) month period until such time as to when price negotiation can be completed. Prices for new Products or new Product sizes, not initially included in SCHEDULE C, shall be negotiated and DPT and Connetics shall arrive at a mutual agreement with respect to prices at the time said new Products or new Product sizes are added to SCHEDULE A. If a negotiated price cannot be agreed upon, final pricing for any of the above will be settled in accordance with
            SECTION 13.6 (b).

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      (c)   Materials Fees. The Materials Fee to be paid by Connetics to DPT shall be listed in SCHEDULE C within ninety (90) days of commencement of manufacturing of the initial commercial products of the applicable Product. The Materials Fee will be adjusted once annually at the beginning of each calendar year and SCHEDULE C shall be amended accordingly based on changes in DPT's standard costs for materials. In the event, however, the cost of a material increases or decreases during any calendar year greater than ten percent (10%), DPT may promptly upon the effective date of such increase or decrease adjust its invoice price for said material to Connetics to compensate for the increase or decrease.

3.11  PAYMENT

      DPT shall submit to Connetics an invoice five (5) days after DPT's internal release of Product by DPT's quality department, or shipment of Product from DPT, whichever occurs first. Total invoice shall be equal to the quantity of Product released times the Total Price per unit, effective on the date of Product release. Connetics shall make payment of each invoice within thirty (30) days after receipt by Connetics. If within thirty (30) days after the delivery of Product and the accompanying Certificate of Analysis to Connetics, Connetics demonstrates non-conformance under SECTION 3.9 and DPT agrees with such finding, Connetics shall not be obligated to pay for such non-conforming shipment.

3.12  LATE PAYMENT

      (a) A late fee of one percent (1%) of total invoice can be added each month for late payments. DPT, at its sole discretion, has the right to discontinue Connetics' credit on future orders and to put a hold on any production or shipment of Product if Connetics' account is not current. Such hold on production or shipment shall not constitute a breach of this Agreement by DPT. In the event credit is discontinued, a one hundred percent (100%) material deposit paid by Connetics to DPT will be required prior to DPT ordering materials. In addition, a fifty percent (50%) Manufacturing Fee deposit will be required prior to DPT manufacturing any Product and the balance of the invoice must be paid in full prior to shipment.

      (b) As collateral security for Connetics' payment obligations contained in this Agreement, Connetics grants to DPT a security interest in all Raw Materials and Components, including inventory, work-in-progress, and finished goods ordered or produced in connection with this Agreement. Chapter 9 of the Texas Uniform Commercial

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            Code shall govern the rights and obligations of the Parties relative to the security interests granted herein.

3.13  DISPOSAL COSTS

      DPT reserves the right to invoice Connetics for all disposal costs, related to manufacture of the Products, unless the disposal relates to a Rejected Product caused by the failure of DPT to follow established written procedures.

                         IV - SHIPMENT AND RISK OF LOSS

4.1   SHIPMENT

      Shipment of Product shall be in accordance with Connetics instructions, provided that shipment is made in accordance with all relevant statutory requirements. Product will be shipped to Connetics or its designee immediately upon release, freight collect. If Connetics requests DPT to make any miscellaneous small shipments of Product, material, or other items on Connetics' behalf, Connetics agrees to reimburse DPT for any shipping charges incurred.

4.2   DELIVERY TERMS

      The purchase price of Products in SCHEDULE C shall be F.O.B. DPT's plant of manufacture, San Antonio, Texas, freight collect. Connetics will bear all risk of loss, delay, or damage in transit, as well as cost of freight and insurance. Should the Parties enter into a Distribution Agreement, transfer of title, as well as all risk of loss, shall occur upon release of the Product from quarantine.

4.3   CLAIMS

      The weights, tares and tests affixed by DPT's invoice shall govern unless established to be incorrect. Claims relating to quantity, weight and loss or damage to any Product sold under this Agreement shall be waived by Connetics unless made within thirty (30) days of receipt of Product by Connetics.

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

                            V - TERM AND TERMINATION

5.1   TERM

      This Agreement shall commence on the Effective Date and will continue for a period of seven (7) years. This Agreement shall thereafter automatically renew for periods of thirty-six (36) months, unless any Party shall give notice to the others to the contrary at least twelve (12) months prior to the expiration of the initial term or any renewal term of the Agreement.

5.2   TERMINATION

      This Agreement may be terminated at any time upon the occurrence of either of the following events:

      (a) The failure of either Party to comply with its obligations in this Agreement, which failure is not remedied within sixty (60) days after written notice thereof.

      (b) Notice by either Party to the other upon the insolvency or bankruptcy of the other Party.

5.3   PAYMENT ON TERMINATION

      In the event of the termination or cancellation of this Agreement for any reason, and without prejudice to any other rights and remedies available to DPT hereunder, Connetics agrees to reimburse DPT the Materials Fee for Raw Materials and Components ordered for the manufacture of Products based on Connetics' Forecasted Needs, as well as for work-in-process and finished Products.

5.4   SURVIVAL

      Termination of this Agreement under SECTION 5.2 or due to expiration or cancellation shall not relieve either Party of obligations or liability for breaches of this Agreement incurred prior to or in connection with termination, expiration or cancellation. Articles VI, VII, IX, X, XI and XII of this Agreement shall survive the termination or cancellation of this Agreement for any reason.

5.5 EFFECT OF TERMINATION. Upon termination of this Agreement the following shall occur:

      (a) DPT shall have no right to manufacture Product or use any of Connetics Confidential Information, and all rights, title or interest in, or other incidents of ownership under, Connetics Confidential Information, including the right to manufacture Product, shall automatically revert to Connetics. In the event any such termination relates solely to one or more Products, then this Agreement shall only be terminated to the extent it applies to such Product(s) and this Agreement shall remain in effect as it applies to all other Product(s);

      (b) except as otherwise provided in this Agreement, expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination;

      (c) within 30 days following the expiration or termination of this Agreement, each Party shall return to the other Party, or destroy, upon the written request of the other Party, any and all Confidential Information of the other Party in its possession and upon a Party's request, such destruction (or delivery) shall be confirmed in writing to such Party by a responsible officer of the other Party, except for such Confidential Information which the receiving Party is required to keep under Applicable Laws, in which event such Confidential Information shall be held subject to the terms and conditions of Article XI.

5.5   REMEDIES

      All of the non-breaching Party's remedies shall be cumulative, and the exercise of one remedy by the non-breaching Party shall not be deemed to be an election of remedies. These remedies shall include the non-breaching Party's right to sue for damages for such breach without terminating this Agreement.

VI- CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE

6.1   CERTIFICATES OF ANALYSIS

      DPT shall test each lot of Product purchased pursuant to this Agreement before delivery to Connetics, in accordance with the Quality Agreement.

6.2   STABILITY TESTING

      If requested by Connetics, DPT shall perform its standard stability test program as defined in DPT's SOP's and the Quality Agreement.

6.3   VALIDATION WORK OR ADDITIONAL TESTING

      It is understood by the Parties that the responsibility for any validation work shall be the sole responsibility of Connetics. The Parties agree that for any validation work or additional testing in connection with the Product, DPT and Connetics shall enter into a specific written Project Protocol establishing methodology and pricing for such services. It is understood between the Parties that if DPT is required by regulatory authority to perform validation studies or additional testing in order to legitimately continue to engage in the manufacture of the Product for Connetics and DPT and Connetics cannot reach an agreement on a written Project Protocol, then DPT shall be under no obligation to continue the manufacture of the Product affected by said regulation.

6.4   FDA INSPECTION

      DPT shall advise Connetics if an authorized agent of the FDA or other governmental agency visits DPT's manufacturing facility and requests or requires information or changes which directly pertain to the Products. FDA audit time specific to Products will be billed to Connetics from DPT at the then-prevailing QA hourly rate. DPT agrees to provide Connetics with copies of any written observations made in connection with such inspections, and any written responses to those observations.

6.5   REGULATORY FILINGS

      Connetics agrees to provide DPT with copies of any sections of any Regulatory Filings applicable to the Products manufactured and/or tested by DPT, and copies of any changes in or updates of same as they, from time to time, hereafter occur.

                                VII - WARRANTIES

7.1   REPRESENTATIONS AND WARRANTIES.

      (a) Subject to SECTIONS 7.2 and 7.3, DPT warrants that Product delivered to Connetics pursuant to this Agreement shall, at the time of release:

            (i) have been manufactured, filled, packaged and stored in all material respects in accordance with all applicable U.S. laws, rules, regulations or requirements;

            (ii) have been manufactured, filled, packaged and stored in accordance with, and will conform to, the Product

                  Specifications or pursuant to exceptions approved by Connetics at the time of manufacture and shipment;

            (iii) be free from defects in material, manufacturing and
                  workmanship for the shelf life of the Product as set forth in the Product Specifications; and

            (iv) not be (as a result of the actions or omissions of DPT) adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the "Act") as amended, or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such laws are constituted and effective at the time of delivery.

      (b) Licensing. DPT represents and warrants that it has obtained and will maintain on a current basis and will comply with all licenses, permits and approvals of applicable governmental agencies as may be required to manufacture, test and store the Product pursuant to this Agreement and perform its other obligations under this Agreement. DPT shall be responsible for obtaining and maintaining licenses and permits for manufacture, testing and storage of the Product and ensuring that its facilities used in the manufacture of the Product meet cGMPs in all respects.

      (c) Compliance with Laws. DPT represents and warrants that it shall comply in all material respects with all U.S. federal, state, and local laws, regulations and other requirements applicable to the manufacture, testing and storage of the Product and the performance of DPT's obligations under this Agreement. DPT shall have sole responsibility for adopting and enforcing safety procedures for the handling and manufacture of the Product at its facilities and the proper handling and proper disposal of waste relating to the Product.

7.2   COMPLIANCE WITH THE ACT

      Connetics shall bear sole responsibility for the validity of all test methods and appropriateness of all Specifications. In addition, Connetics shall bear sole responsibility for all regulatory approvals, filings, and registrations and adequacy of all validation, stability, and preservative efficacy studies. Connetics further warrants that it shall have obtained any and all necessary approvals from all applicable regulatory agencies necessary to manufacture and distribute all Products under this Agreement prior to their introduction into interstate commerce.

7.3   COMPLIANCE OF PACKAGING AND LABELING WITH LAWS AND REGULATIONS

      Connetics warrants that all Labeling copy and artwork approved, designated or supplied by Connetics shall be in compliance with all applicable laws and governmental regulations. Compliance with all federal, state, and local laws and regulations concerning Packaging and Labeling shall be the sole responsibility of Connetics, provided that DPT purchases such Packaging and Labeling as provided in SECTION 3.2(c) of this Agreement. Connetics hereby represents and warrants to DPT that all Connetics designated formulas, components and artwork related to the Product do not violate or infringe any patent, copyright or trademark laws, and agrees to indemnify DPT, its employees, officers, directors and representatives for any claim, loss or damage including reasonable attorney's fees paid or incurred by any of them in connection therewith.

7.4   ACCESS TO DPT's FACILITIES

      Connetics shall have reasonable access to DPT's facilities for the purpose of observing manufacturing of Products under this Agreement. Connetics shall have access to DPT's facilities at a mutually agreeable time for the sole purpose of auditing DPT's compliance with current Good Manufacturing Practices and the Act. Such access shall in no way give Connetics the right to any of DPT's confidential or proprietary information. Further, audits shall normally be limited to every eighteen (18) months and three
      (3) employees of Connetics who are subject to the same requirements of confidentiality as Connetics.

7.5   LIMITATIONS; INDEMNIFICATION

      (a) Limitations on Warranty. The warranty furnished in SECTION 7.1(b) shall not apply to defects caused by accident or willful damage, abuse, misuse, neglect, improper testing, handling, storage or use after delivery by DPT of the Product in question to Connetics.

      (b) No Implied Representations; Warranties or Conditions. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER DPT NOR CONNETICS MAKES ANY REPRESENTATIONS OR WARRANTIES AND THERE ARE NO CONDITIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO PRODUCT SUPPLIED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS WITH RESPECT TO MERCHANTABILITY OR

            FITNESS FOR A PARTICULAR PURPOSE OF SUCH PRODUCT, OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE PRACTICE.

      (c) Limitation of Liability. EXCEPT FOR ANY LOSS, LIABILITY, DAMAGE OR OBLIGATION ARISING OUT OF OR RELATING TO THE DISCLOSURE OF CONFIDENTIAL INFORMATION PURSUANT TO ARTICLE 7 OR AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY OTHER THIRD PARTY FOR ANY LOST OPPORTUNITY, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT, UNDER ANY CAUSE OF ACTION OR THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

                             VIII - PRODUCT RECALLS

      If at any time or from time to time:

            (a) the FDA or any other government authority requests, directs, or orders a Party to recall or withdraw the Product;

            (b) a court of competent jurisdiction issues an order or directive for the Product to be recalled or withdrawn; or

            (c) a voluntary recall or withdrawal of the Product is contemplated by either Party

      (individually or collectively, a "Recall"), then the Party to whom such request is made or the Party contemplating such Recall, as the case may be, shall immediately notify the other Party. Neither Party shall carry out a voluntary Recall without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed. The Parties acknowledge and understand due to the immediacy of any recall situation, such approval should be given within forty-eight
      (48) hours.

      In addition, the Parties shall take all appropriate corrective actions reasonably requested by the other Party hereto or by any government agency. In the event that such recall results from the breach of DPT's warranties under this Agreement, DPT shall be responsible for the expenses of the Recall, in any case not to exceed one hundred thousand dollars ($100,000.00) per Recall incident. In the event the Recall results from the breach of Connetics' warranties under this Agreement, Connetics shall be responsible for the expenses of the Recall. For the purposes of this Agreement, the expenses of the Recall shall be the expenses of notification and destruction or return of the recalled Product, as well as any reasonable out-of-pocket costs incurred by DPT and Connetics in connection with any corrective action taken by DPT and Connetics.

                               IX - FORCE MAJEURE

      Failure of either Party to perform its obligations under this Agreement shall not subject such Party to any liability to the other if such failure is caused by acts such as, but not limited to, acts of God, fires, explosion, flood, drought, war, riot, sabotage, embargo, strikes, compliance with any court order or regulation of any government entity acting with color of right or by any other cause beyond the reasonable control of the Parties, whether or not foreseeable. However, a Party affected by a force majeure event shall immediately inform the other Party in writing of: (a) the occurrence of the force majeure event, (b) the effect the force majeure event has on the Party's Agreement obligations,
      (c) the measures being taken in order to limit and minimize the effect of the force majeure event, (d) the probable duration of the force majeure event, and (e) promptly update the other Party in writing with respect to any changes in (a) through (d). If any such force majeure event continues for more than one hundred and twenty (120) days then the Party not affected by the force majeure event, or either Party if both are affected by the force majeure event, may immediately terminate this Agreement upon written notice to the other. If DPT is the Party affected by a force majeure event, then the Contract Minimums set forth in SECTION 3.1(c) shall be forgiven on a pro-rata basis during such event, for the duration of the force majeure event.

                        X - CHANGES TO PROCESS OR PRODUCT

10.1  CHANGES BY CONNETICS

      If Connetics at any time requests a change to Product and DPT agrees such change is reasonable with regard to Product manufacture; (i) such change shall be incorporated within the Master Batch Record and/or Specifications via a written PCR reviewed and agreed upon by both DPT and Connetics; (ii) The Parties shall adjust the price of Product, if necessary, and SCHEDULE A shall be amended accordingly; and (iii) Connetics shall pay DPT for the costs associated with such change including, but not limited to, any additional development or validation work required, charged at DPT's then-prevailing R&D rates in accordance with
      Article XII contained in this Agreement.

10.2  CHANGES BY DPT

      DPT agrees that any changes developed by DPT which may be incorporated into the Product shall require the written approval of Connetics via a PCR prior to implementation of the change. At the time of such incorporation, such changes shall become part of the Specifications. No such change may be instituted except in compliance with this Agreement and the Quality Agreement. It is also agreed that any regulatory filings incident to any such change shall be the sole responsibility of Connetics. Connetics shall have the option of obtaining, or having DPT obtain, any required FDA approval or other regulatory approval prior to implementation of such a change.

10.3  CHANGES BY REGULATORY AUTHORITIES

      The Parties agree that any changes required by regulatory authority, shall be incorporated into the Product as evidenced by the written approval of Connetics via a PCR prior to such incorporation. At the time of such incorporation, such changes shall become part of the Specifications. If DPT is required by regulatory authority to perform validation studies for purposes of validating new manufacturing process or cleaning procedures or new material and finished Product assay procedures with respect to Product in order to continue to engage in the manufacture of said Product for Connetics, such studies shall be conducted in accordance with SECTION 6.3 in this Agreement. Any costs to DPT resulting from the operation of this Section shall be reimbursed by Connetics.

10.4  OBSOLETE INVENTORY

      Any Connetics-specific inventory including, but not limited to, materials, work-in-process, and Products rendered obsolete as a result of formula, artwork or packaging changes requested by Connetics or by changes required by regulatory authority shall be reimbursed to DPT by Connetics at DPT's Materials Fee. At such time and unless otherwise agreed by DPT, DPT will ship the obsolete inventory to Connetics for destruction by Connetics. Connetics shall bear one hundred percent (100%) of all shipping and destruction costs related to said obsolete inventory. The destruction shall be in accordance with all applicable laws and regulations and Connetics shall indemnify DPT for any liability, costs or expenses, including attorney's fees and court costs, relating to Connetics' failure to dispose of such inventory in accordance with such laws and regulations. Connetics shall also provide DPT with all manifests and other applicable evidence of proper destruction as may be requested by DPT or required by applicable law. If DPT does not receive disposition instructions from Connetics within ninety (90) days from date of obsolescence, obsolete inventory remaining at DPT's facilities shall be subject to storage fees.

           XI - CONFIDENTIAL INFORMATION: INTELLECTUAL PROPERTY RIGHTS

11.1  CONFIDENTIAL INFORMATION

      The Confidentiality and Material Transfer Agreement is hereby incorporated in its entirety by this reference, and shall remain in effect until the later of (a) expiration according to its terms, or (b) five years following the expiration or termination of this Agreement. The terms of the Confidentiality and Material Transfer Agreement shall be deemed amended to the extent necessary to cover Products under this Agreement. For convenient reference, a copy of the Confidentiality Agreement is attached as SCHEDULE D.

11.2  TRADEMARKS AND TRADE NAMES

      (a) Each Party hereby acknowledges that it does not have, and shall not acquire, any interest in any of the other Party's trademarks or trade names unless otherwise expressly agreed.

      (b) Each Party agrees not to use any trade names or trademarks of the other Party, except as specifically authorized by the other Party in writing both as to the names or marks which may be used and as to the manner and prominence of use.

                              XII - INDEMNIFICATION

12.1  INDEMNIFICATION BY DPT

      Subject to SECTION 7.6 above, DPT will indemnify and hold Connetics harmless against any and all liability, damage, loss, cost, or expense (including reasonable attorney's fees) resulting from any third party claims made or suits brought against Connetics which arise from DPT's breach of its warranties set forth in Article VII of this Agreement, provided such sum does not exceed available insurance coverage.

12.2  INDEMNIFICATION BY CONNETICS

      Connetics will indemnify and hold DPT harmless against any and all liability, damage, loss, cost or expense (including reasonable attorney's fees) resulting from any third party claims made or suits brought against

      DPT which are related to the breach of any of Connetics' warranties provided for in this Agreement or which arise out of the promotion, distribution, use, testing or sales of Products, including, without limitation, any claims, express, implied or statutory, made as to the efficacy, safety, or use to be made of Products, and claims made by reason of any Product Labeling or any Packaging containing Product (provided such packaging and Labeling was purchased by DPT as provided in SECTION 3.2(c) of this Agreement), unless such liability, damage, loss or expense is caused by the breach of DPT's warranties under Article VII of this Agreement.

12.3  PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS

      (a) Connetics further warrants that use of Products or sales of Products will not infringe any patent or other proprietary rights and that Connetics will indemnify, defend and hold DPT harmless from any damage, judgment, loss, cost or other reasonable expense (including reasonable attorney's fees) arising from claims that Products or the use of the Product names and any other trademarks, trade names, or trade dress used by Connetics in connection with Products infringes patent or other proprietary rights of a third party.

      (b) DPT shall indemnify and hold Connetics harmless from all costs, damages and expense (including reasonable attorney's fees) arising out of any suit or action brought against Connetics based upon a claim that any process or technical data furnished or utilized by DPT infringes any patent or other proprietary rights.

12.4  CONDITIONS OF INDEMNIFICATION

      If either Party expects to seek indemnification from the other under SECTIONS 12.1, 12.2, or 12.3 of this Agreement, it shall promptly give notice to the other Party of any such claim or suit threatened, made or filed against it which forms the basis for such claim of indemnification and shall cooperate fully with the other Party in the defense of all such claims or suits. No settlement or compromise shall be binding on a Party hereto without its prior written consent.

12.5  EVIDENCE OF LIABILITY INSURANCE

      It is further agreed that each Party shall furnish to the other evidence of products and contractual liability insurance coverage affording not less than [**] each occurrence combined single limit, bodily injury/property damage and [**] aggregate liability limits. Each insurer shall name the other as an

---------------
** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

      additional insured. Such evidence of insurance coverage can be in the form of the original policy or Certificate of Insurance which shall provide that the insurer has assumed the liability as provided for in this Agreement. In addition, such insurers shall warrant that such insurance will not be changed or canceled without at least thirty (30) days prior written notice to the respective indemnities.

                            XIII - GENERAL PROVISIONS

13.1  NOTICES

      Any notices permitted or required by this Agreement shall be sent by certified or registered mail with a copy by fax and shall be effective the earlier of the date received or three (3) days after deposit in the U.S. mail, if sent and addressed as follows or to such other address as may be designated by either Party in writing:

      If to DPT:                 DPT Laboratories, Ltd..
                                 Attention: President
                                 P.O. Box 1659
                                 San Antonio, Texas 78296
                                 Fax: (210) 227-6132
                                 with a copy to the General Counsel's Office

      If to Connetics:           Connetics Corporation
                                 Attention: President
                                 3290 West Bayshore Road
                                 Palo Alto, California 94303
                                 with a copy to the General Counsel's Office

13.2  ENTIRE AGREEMENT; AMENDMENT

      The Parties acknowledge that this document sets forth the entire agreement and understanding of the Parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter of this Agreement, and shall supersede any conflicting portions of DPT's quotation, acknowledgment and invoice forms and Connetics' purchase order and other written forms. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by the Party against whom enforcement is sought. No course of dealing or usage of trade shall be used to modify the terms and conditions in this Agreement. Nothing in this Agreement is intended to alter the status of the Research & Development Agreement or the Confidentiality and Material Transfer Agreement in effect between the Parties.

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

13.3  WAIVER

      No waiver by either Party of any default shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other default or of the same default on a future occasion.

13.4  OBLIGATIONS TO THIRD PARTIES

      Each Party warrants and represents that proceeding in this Agreement is not inconsistent with any contractual obligations, express or implied, undertaken with any third party.

13.5  ASSIGNMENT

      This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the Parties and may not be assigned or transferred by either Party without the prior written consent of the other, which consent will not be unreasonably withheld, except that such consent shall not be required in connection with a merger or acquisition of a substantial portion of the assets of either Party by a third party and provided that the successor or assignee assumes all obligations imposed in this Agreement. Any assignments, including but not limited to, sale, transfer, or license of brand or Products, shall not release the original Party hereto from their duties and obligations under this Agreement.

13.6  GOVERNING LAW AND DISPUTE RESOLUTION

      (a)   Governing Law

            The validity, interpretation and effect of this Agreement shall be governed by and construed under the laws of the State of Texas, U.S.A.

      (b)   Mediation

            The Parties agree to attempt to settle any disputes that arise in connection with this Agreement through good faith non-binding mediation efforts. The Parties agree that any dispute that arises in connection with this Agreement which is not settled through good faith mediation efforts and which does not involve a claim for equitable relief shall be settled by arbitration according to the provisions of SECTION 13.6(c) below.

      (c)         Arbitration

            (i) Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity of this Agreement, including any claim of inducement of this Agreement by fraud or otherwise, which is not resolved by good faith mediation efforts, will be submitted for resolution to arbitration pursuant to the commercial arbitration rules then pertaining of the Center for Public Resources ("CPR"), except where those rules conflict with these provisions, in which case these provisions control. Such arbitration shall be held in (A) Santa Clara County, California, if the demand for arbitration is initiated by DPT or (B) Bexar County, Texas, if the demand for arbitration is initiated by Connetics.

            (ii) A single arbitrator shall be chosen from the CPR Panels of Distinguished Neutrals and shall be a lawyer specializing in business litigation with at least 15 years experience with a law firm of over 25 lawyers or who was a judge of a court of general jurisdiction.

            (iii) The Parties agree to cooperate (A) to obtain selection of the arbitrator within 30 days of initiation of the arbitration,
                  (B) to meet with the arbitrator within 30 days of selection and (C) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than 9 months after selection of the arbitrator and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides within 20 days after the conclusion of the hearings. In the event no such agreement is reached, the CPR will select the arbitrator, allowing appropriate strikes for reasons of conflict or other cause and three peremptory challenges for each side. The arbitrator shall set a date for the hearing, commit to the rendering of the award within 60 days of the conclusion of the evidence at the hearing, or of any post-hearing briefing (which briefing will be completed by both sides in no more than 20 days after the conclusion of the hearings), and provide for discovery according to these time limits, giving recognition to the understanding of the Parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the time limits specified in this Agreement may be met without undue difficulty. In no event will the arbitrator allow either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses. In the event multiple hearing days are required, they will be scheduled consecutively to the greatest extent possible.

            (iv) The arbitrator shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either Party.

            (v) To the extent possible, the arbitration hearings and award will be maintained in confidence.

            (vi) Any court of competent jurisdiction may enter judgment upon any award.

            (vii) Each Party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

            (viii) EACH PARTY TO THIS AGREEMENT WAIVES ITS RIGHT TO TRIAL OF ANY
                   ISSUE BY JURY.

            (ix) The decision of the arbitrator shall be final and binding upon all Parties and their respective successors and assigns.

      (d)   Costs

            The costs of mediation and/or arbitration, including reasonable attorneys' fees, shall be borne by the losing Party, as allocated by the arbitration award.

13.7  SEVERABILITY

      In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision of this Agreement.

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

13.8  HEADINGS, INTERPRETATION

      The headings used in this Agreement are for convenience only and are not a part of this Agreement.

13.9  NO HIRING

      During the term of this Agreement, neither Party shall take any affirmative action to hire away any employees of the other Party.

13.10 INDEPENDENT CONTRACTOR

      In performing its services under this Agreement, DPT shall act as an independent contractor.

13.11 COUNTERPARTS

      This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

      IN WITNESS WHEREOF, the Parties have each caused this Agreement to be executed by their duly authorized officers as of the date first above written.

CONNETICS CORPORATION                   DPT LABORATORIES, LTD.

                                        By: DFB PHARMACEUTICALS, INC.
                                            Sole General Partner

By: /s/ THOMAS WIGGANS                  By: /s/ PAUL JOHNSON
    ---------------------                   ---------------------------
Its: President & CEO                    Its: President

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

                               INDEX TO SCHEDULES

SCHEDULE A        PRODUCTS
SCHEDULE B        QUALITY AGREEMENT
SCHEDULE C        MANUFACTURING FEES
SCHEDULE D        CONFIDENTIALITY AND MATERIAL TRANSFER AGREEMENT BETWEEN DPT
                  AND CONNETICS DATED APRIL 12, 2001

                                   SCHEDULE A
                                    PRODUCTS

                                      [**]


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the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   SCHEDULE B
                                QUALITY AGREEMENT

                                      [**]

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** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   SCHEDULE C
                               MANUFACTURING FEES

                                      [**]

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** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   SCHEDULE D
                 CONFIDENTIALITY AND MATERIAL TRANSFER AGREEMENT
                 BETWEEN DPT AND CONNETICS DATED APRIL 12, 2001

                                      [**]

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** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.